UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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ALTISOURCE RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP SNOW PARK CAPITAL PARTNERS, GP SNOW PARK CAPITAL PARTNERS, LP SNOW PARK CAPITAL MANAGEMENT, LLC JEFFREY PIERCE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners Master Fund, LP, together with the other participants named herein (collectively, “Snow Park”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Snow Park’s slate of director nominees at the upcoming 2018 annual meeting of stockholders of Altisource Residential Corporation., a Maryland corporation.

On December 21, 2017, Snow Park issued the following press release:

Snow Park to Nominate Directors for Altisource Residential Corp. Board

Believes Altisource Residential trades at a significant discount to NAV

Altisource Residential’s share price has declined more than 20% since its 2012 IPO and more than 40% since the ill-designed 2015 Asset Management Agreement

Believes fresh, highly-qualified voices are needed on the Board to reverse trend of shareholder value erosion

NEW YORK – December 21, 2017 – Snow Park Capital Partners, LP (“Snow Park” or “we”), an investment advisor focused on publicly traded real estate securities that is a significant shareholder of Altisource Residential Corporation (NYSE:RESI) (“Altisource Residential”, “RESI” or the “Company”), today sent the following letter to the Independent Members of the Board of Directors of Altisource Residential (the “Board”).

December 21, 2017

Altisource Residential Corporation

5100 Tamarind Reef

Christiansted, VI 00820

Dear Independent Members of the Board:

For too long, Altisource Residential shareholders have been suffering value erosion resulting from decisions made in the boardroom. We believe that these decisions have resulted in the current situation wherein the Company trades at a significant discount to our NAV estimate, which we believe is greater than the Company’s undepreciated book value of $14.03 per share.

That is why today we are nominating highly-qualified candidates for election to the Altisource Residential Board of Directors.

While typically we seek to work with companies and Boards of Directors in a constructive fashion, at this point we believe that the only credible option is to seek the replacement of the directors we see as responsible for the decisions that have destroyed shareholder value.

Additionally, we believe that the following steps need to be taken:

-	Evaluation and rectification for shareholders of the disastrous 2015 Asset Management Agreement (“AMA”)
-	Evaluation of other legacy agreements such as RESI’s property management agreement with Altisource Portfolio Solutions

Our concerns are self-evident and, we believe, are shared by other shareholders, especially given that since its IPO, RESI’s stock is down more than 20%. Even worse, the stock is down over 40% since the announcement of the crippling AMA, all while the stock prices of RESI's peers rose nearly 40% during the same period.1

1 From 3/31/2015, average of AMH, and INVH (formerly SFR).

We believe that it is time for fresh voices on the Altisource Residential Board. In our view, the current Board has entered into bad agreements and arrangements and has also – through many years of inaction – exacerbated challenges that we believe should have been simple to address.

We look forward to making the case for our director nominees in the coming weeks, and advocating for the best interests of all RESI shareholders.

Sincerely,

Jeffrey Pierce

About Snow Park

Snow Park Capital Partners, LP (“Snow Park”) is an investment advisor that focuses on publicly traded real estate securities.

Media Contacts:

Dan Zacchei / Joe Germani

212-446-1882 / 212-446-1899

dzacchei@sloanepr.com / jgermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Snow Park Capital Partners Master Fund LP, together with the other participants named herein (collectively, "Snow Park"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders of Altisource Residential Corporation, a Maryland corporation (the "Company").

SNOW PARK STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Snow Park Capital Partners Master Fund LP ("Snow Park Master"), Snow Park Capital Partners GP, LLC (“Snow Park GP”), Snow Park Capital Partners LP (“Snow Park IM”), Snow Park Capital Management LLC (“Snow Park IM GP”) and Jeffrey Pierce.

As of the date hereof, Snow Park Master is the direct beneficial owner of 1,303,953 shares of Common Stock, including 833,800 shares of Common Stock underlying derivatives. Snow Park GP, as the general partner of Snow Park Master, may be deemed to beneficially own the 1,303,953 shares of Common Stock beneficially owned by Snow Park Master. Snow Park IM, as the investment manager of Snow Park Master, may be deemed to beneficially own the 1,303,953 shares of Common Stock beneficially owned by Snow Park Master. Snow Park IM GP, as the general partner of Snow Park IM, may be deemed to beneficially own the 1,303,953 shares of Common Stock beneficially owned by Snow Park Master. Mr. Pierce, as the managing member of each of Snow Park GP and Snow Park IM GP, may be deemed to beneficially own the 1,303,953 shares of Common Stock beneficially owned by Snow Park Master.